As filed with the Securities and Exchange Commission on April 11, 2000

                                             REGISTRATION NO. 333- _____

======================================================================

                  SECURITIES AND EXCHANGE COMMISSION
                         Washington D.C. 20549

                         --------------------

                               FORM S-3
                        REGISTRATION STATEMENT
                                 Under
                      THE SECURITIES ACT OF 1933

                         --------------------


               SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
        ------------------------------------------------------
        (Exact name of registrant as specified in its charter)


           Delaware                               77-0148208
     ---------------------------------       ----------------------
     (State or other jurisdiction            (I.R.S. Employer
     of incorporation or organization)       Identification Number)


                        3400 West Warren Avenue
                       Fremont, California 94538
                            (510) 623-9001
  ------------------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            Peter E. Jansen
                        3400 West Warren Avenue
                       Fremont, California 94538
                            (510) 623-9001
       ---------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)



                            with copies to:

                          Eric M. Fogel, Esq.
                     Duane, Morris & Heckscher LLP
                      227 West Monroe, Suite 3400
                        Chicago, Illinois 60606

   Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


======================================================================

                    CALCULATION OF REGISTRATION FEE


Title of                                      Proposed
Each Class                       Proposed     Maximum
of Security          Amount      Maximum      Aggregate  Amount of
to be                to be       Offering     Offering  Registration
Registered          Registered   Price (1)    Price       Fee (1)
-----------         ----------  ----------  ----------- ------------
Common stock,
par value $.001
per share            3,753,224     $7.3125  $27,445,451    $7,245.60

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c)under the Securities Act of 1933, as amended.

The above calculation is based on the average of the reported high and low sales prices of the common stock on the NASDAQ National Market System on April 10, 2000.


======================================================================


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to buy these securities in any State where the offer or sale is not permitted.



              SUBJECT TO COMPLETION DATED APRIL 11, 2000



                        PRELIMINARY PROSPECTUS
                        -----------------------



                           3,753,224 Shares



               SUNRISE TECHNOLOGIES INTERNATIONAL, INC.




                             Common Stock


                     ____________________________


     We develop, manufacture and market laser systems for applications in ophthalmology. Substantially all of our business activities, including engineering and development, manufacturing, assembly and testing take place at our facility in Fremont, California. All of the shares of common stock offered in this Prospectus are being offered by the selling securityholders in transactions on the Nasdaq National Market System or in privately negotiated transactions. We will not receive any of the proceeds from the sales.

     Our common stock is traded on the NASDAQ National Market System under the symbol "SNRS." On April 10, 2000, the closing price reported on the NASDAQ National Market System was $7.125 per share.

     THIS INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities. They have not determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                     _____________________________


            The date of this Prospectus is _________, 2000

                           TABLE OF CONTENTS

                              PROSPECTUS


                                                                Page
                                                                ----


ABOUT SUNRISE . . . . . . . . . . . . . . . . . . . . . . . .      3


RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . .      3


RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . .      4


FORWARD-LOOKING STATEMENTS. . . . . . . . . . . . . . . . . .     10


USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . .     11


SELLING SECURITY HOLDERS. . . . . . . . . . . . . . . . . . .     11


PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . .     14


EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . .     14


LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . .     14


INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . .     14


WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . .     15


INCORPORATION OF INFORMATION WE FILE WITH THE SEC . . . . . .     15

                             ABOUT SUNRISE

     At Sunrise, we develop, manufacture and market laser systems for applications in ophthalmology. Substantially all of our business activities, including engineering and development, manufacturing, assembly and testing, take place at our facility in Fremont, California.

     Since 1992, we have focused a significant portion of our efforts on engineering and development of our holmium laser corneal shaping process. This process, known as laser thermal keratoplasty or LTK, treats refractive errors of the eye, such as farsightedness and age-related loss of near focusing ability. The LTK system is based upon patented technology acquired in our acquisitions of in-process technology from Laser Biotech, Inc. and Emmetropix Corporation in 1992. Our LTK system is currently undergoing premarket clinical studies in the United States as required by the Food and Drug Administration. Prior to this time, we were primarily a developer and manufacturer of dental laser systems.

     Our working capital is seriously depleted due to our substantial losses during the past eight years. Sales of our existing ophthalmic products at current levels will not be sufficient to sustain the continued development and regulatory licensing of the laser thermal keratoplasty system. We have been able to raise additional working capital for all aspects of our business through the private placement of our common stock and convertible notes with warrants.

     We raised approximately $3,700,000 in the form of promissory notes with warrants in 1997, approximately $9,300,000, net of offering costs, in the form of promissory notes with warrants in January 1998, approximately $11,800,000, net of offering costs, from the sale of common stock in December 1998 and $10,000,000, net of offering costs, in the form of promissory notes with warrants in January 1999. Most recently, in January 2000, we raised approximately $11,200,000, net of offering costs, from the sale of convertible debentures with warrants.

     We were incorporated in 1987 under the laws of the State of California and were reincorporated in 1993 under the laws of the State of Delaware. The location of our principal executive offices is 3400 West Warren Avenue, Fremont, California 94538; telephone (510) 623-9001.


                          RECENT DEVELOPMENTS

     Our pre-market approval application for our LTK system was filed with the Food and Drug Administration in December 1998. We appeared before the Ophthalmic Devices Panel, an advisory committee of the FDA, on July 22, 1999 to present the results of our clinical trial for the correction of hyperopia from +0.75 to +2.50 diopters. The Panel requested additional long-term data and recommended that the FDA not approve the LTK system at that time.

     After the July 22, 1999 Panel meeting, we prepared an amendment to our pre-market approval application for the reduction of hyperopia within the range of +0.75 to +2.50 diopters. We had several meetings with the FDA Ophthalmic Devices Branch to review our submission and on November 2, 1999 we filed an amended pre-market approval application that contained a substantial increase in the number of patients followed through two years and quantified and explained post operative changes that LTK patients may experience in refractive effect over time. On January 13, 2000, we returned to the Panel for a review of the amended pre-market approval application, and the Panel voted to recommend that the FDA approve the LTK system with conditions related to labeling regarding patient symptoms, longevity of effect and the effect of retreatment.

                             RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this Prospectus before deciding to invest in shares of our common stock.

WE HAVE SUSTAINED LOSSES IN THE PAST AND WE EXPECT TO REPORT LOSSES IN THE
FUTURE

     We have incurred substantial losses that have depleted our working capital and reduced our stockholders' equity. In addition, we expect that our business will continue to be a significant consumer of cash. Unless and until the FDA approves the domestic sale of our LTK system for performing laser thermal keratoplasty, our revenues will not be sufficient to cover our operating costs. We do not expect FDA approval until sometime within three to nine months from the January 13, 2000 Opthalmic Devices Panel approval, although we can not be certain we will obtain that approval within that time fame, if at all.

     We funded our negative cash flows during 1997, 1998 and 1999 by the sale of additional equity and convertible debt with warrants. At
December 31, 1998, after consummation of a notes placement (approximate net proceeds of $9,300,000) and an equity offering (approximate net proceeds of $11,800,000), cash and cash equivalents of the Company were approximately $9,889,000. In January 1999 we raised $10,000,000 net of offering expenses through a notes placement. In January 2000, we raised approximately $11,200,000, net of offering costs, by means of a convertible debenture with warrants. Due to the uncertainty of the timing of final FDA approval of the LTK system and consequently its market launch, we expect that we will need to raise additional working capital during 2000 to fund our activities for 2000 and beyond. There can be no assurance that additional funds can be raised on terms acceptable to us, if at all. Any additional equity or debt offerings will dilute the holdings of our stockholders.

     We expect to report operating losses during 2000. The losses will come primarily from the expenses of the FDA approval process and underlying clinical studies related to the LTK system, the cost to ramp up manufacturing of the initial production units and the preparation costs associated with the market launch of the LTK system We will not have any domestic revenues from this product line unless and until we obtain the FDA approval. Our international revenues will not be sufficient to cover the cost of the approval process or our general operating expenses.

NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE TO US; ADDITIONAL CAPITAL WILL DILUTE THE HOLDINGS OF OUR STOCKHOLDERS

  Our stockholders have no preemptive rights. If we:

     1. Commence a subsequent public or private offering of common stock, convertible debt, or preferred stock; or

     2. Issue securities upon exercise of warrants to consultants or other parties providing goods or services to us in lieu of or in addition to cash consideration.

     Our stockholders, who may not participate in any future stock issuance, will experience dilution of their equity investment. At this time, we cannot determine the potential dilution to our stockholders.

     We cannot assure that additional financing will be available, or if available, that it will be available on terms favorable to our stockholders. If funds are not available to satisfy our short-term and long-term operating requirements, we may limit or suspend our operations in the entirety or, under certain circumstances, seek protection from creditors. Our recent debt and equity offerings contained terms adverse to our then existing stockholders. It is possible that future financings undertaken prior to the commencement of sales of the LTK system in the United States may contain terms that could result in similar or more substantial dilution than that incurred by our stockholders from the sales of equity and convertible debt with warrants since 1996.


WE COULD EXPERIENCE SUBSTANTIAL DELAY IN RECEIVING AND MAY NOT CONTINUE TO RECEIVE NECESSARY APPROVAL FROM THE FDA OF OUR PRE-MARKET APPROVAL APPLICATION FOR OUR LASER THERMAL KEROTOPLASTY SYSTEM

     The FDA and similar health authorities in foreign countries extensively regulate our activities. The FDA regulates the LTK system under the Food, Drug & Cosmetic Act, as a Class III medical device. Class III medical devices must have a premarket approval application ("PMA") approved by the FDA before commercial sales in the United States commence. The PMA process (and underlying clinical studies) is lengthy, the outcome is difficult to predict and the process requires substantial commitments of our financial resources and our management's time and effort. Delays in obtaining or failure to obtain required regulatory approvals or clearances in the United States and other countries would postpone or prevent the marketing of the LTK system and other devices. Consequently, delays would impair our ability to generate funds from operations, which in turn would have a material adverse effect on our business, financial condition and results of operations.

     We cannot be certain that we will be able to timely obtain, if at all, the required approval of our PMA in the United States for our intended uses of the LTK system, or for any other devices for which we may seek approvals or clearances. The FDA will subject us to pervasive and continuing regulation for any products that we manufacture or distribute.

     A new FDA regulation requires disclosure of the financial interests of clinical investigators. This new regulation applies to all new PMAs submitted on or after February 2, 1999. The purpose of this new regulation is to assist the FDA in determining if, and to what extent, the clinical studies supporting a marketing application may have been subject to investigator bias. Some of our current 11 clinical investigators of the LTK system have financial interests in the Company that meet the threshold for disclosure under this new FDA regulation. It is not possible to predict, however, what impact, if any, the disclosure of these interests would have on the FDA's review of the PMA submitted for the LTK system.

     We received a CE (European Community) Mark of approval on our LTK device that allows us to sell the device in the countries comprising the European Community. In addition to the CE Mark, however, some foreign countries may require separate individual foreign regulatory clearances. Although we have sold our products in approximately 15 countries, sales of the LTK system require rigorous regulatory approvals before we can sell them in the United States and certain other countries. We cannot assure that we will be able to obtain regulatory clearances for our products in the United States or other foreign markets.

WE DEPEND ON THE LTK SYSTEM AND MARKET ACCEPTANCE OF THAT SYSTEM IS UNCLEAR

     We intend to continue to concentrate our efforts primarily on the development of the LTK system and will be dependent upon the successful development of that system to generate revenues. We have not yet commercially introduced the LTK system in the United States. There can be no assurance that if approved by the FDA, the ophthalmic community or the general population will accept the LTK system as an alternative to existing methods of treating refractive vision disorders. Many ophthalmologists may have already invested significant time and resources in developing expertise in other corrective ophthalmic techniques. Acceptance of the LTK system may be affected adversely by

     .     its costs,

     .     concerns related to its safety and efficacy,

     .     the general resistance to use of laser procedures on the eye,

     .     the effectiveness of alternative methods of correcting
refractive vision disorders,

     .     the lack of long-term follow-up data, or

     .     the possibility of unknown side effects.

     Promotional efforts by suppliers of products or procedures which are alternatives to the LTK system, including eyeglasses, contact lenses and laser and non-laser surgical procedures, may also adversely affect the marketplace for the LTK system. Any failure to achieve broad market acceptance of the LTK system will have a material adverse effect on our business, financial condition and results of operations.

CLINICAL DATA ABOUT THE LONG-TERM SAFETY AND EFFICACY OF THE LTK SYSTEM IS CURRENTLY AVAILABLE, BUT WE MAY BE REQUIRED TO UNDERTAKE FURTHER TESTING

     We have developed substantial clinical data on the safety and efficacy of the LTK system in correcting hyperopia (farsightedness). Following the Ophthalmic Devices Panel's recommendation to approve the LTK system for temporary reduction of hyperopia in January 2000, the FDA is reviewing the data submitted in the premarket approval application and is in the process of completing the inspections and labeling review needed to determine whether the LTK system is safe and effective for the treatment of hyperopia. This final FDA determination may take from three to nine months from the date of the premarket approval application submission and we think that any approval of our premarket approval application will not be forthcoming before the second quarter of 2000 at the earliest.

     Potential complications and side effects reported in studies to date from the use of the LTK system include

     .     mild foreign body sensation,

     .     temporary increased light sensitivity,

     .     modest fluctuations in refractive capabilities during healing,

     .     unintended over or under-corrections,

     .     regression of effect, and

     .     induced astigmatism.

     The FDA may require the Company to conduct further testing of the LTK system, thereby delaying the Company's efforts to generate revenue, or limit the scope of the FDA approval, thereby limiting the market for the LTK system.

OUR PRODUCT EMPLOYS PROPRIETARY TECHNOLOGY AND THIS TECHNOLOGY MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

     We hold United States process and apparatus patents for the use of holmium lasers in non-destructive cornea shaping. Other parties, however, hold process and apparatus patents relating to shaping the cornea with holmium lasers. Generally, an apparatus patent contains claims to a new and useful machine or device. A process patent generally contains claims to a new and useful process, art, or method, which may include a new use of a known process, machine, manufacture, composition of matter, or material. We believe that we are not infringing on any patents held by others. However, if patents held by others were adjudged valid and interpreted broadly in an adversarial proceeding, they could be deemed to cover one or more aspects of our holmium laser corneal shaping systems, use of the LTK system, or other procedures. Any claims for patent infringement could be time-consuming, result in costly litigation, divert technical and management personnel, or require us to develop non-infringing technology or enter into royalty or licensing agreements. We cannot be certain that we will not be subject to one or more claims for patent infringement, that we would prevail in any such action, or that our patents will afford protection against competitors with similar technology.

     If a court determines that the LTK system infringes, directly or indirectly, a patent in a particular market, the court may enjoin us from making, using and selling such system. Furthermore, we may be required to pay damages or obtain a royalty-bearing license, if available, on acceptable terms. Alternatively, if a license is not offered or available, we may be required to redesign those aspects of the LTK system held to infringe, directly or indirectly, to avoid such infringement. Any redesign could delay reintroduction of our products into certain markets, or may be so significant as to be impractical. If redesign efforts were impractical, we could be prevented from manufacturing and selling the infringing products, which would have a material adverse effect on our business, financial condition and results of operations.

A COMPONENT OF THE LTK SYSTEM MAY BE COVERED BY A PATENT OWNED OR LICENSED BY A PARTY UNRELATED TO US WHICH MAY CAUSE US TO REDESIGN THE LTK SYSTEM, WHICH COULD DELAY COMMERCIALIZATION

     A component of the LTK delivery system is possibly covered by a patent owned by the University of Miami or licensed to another party. We believe that we will be able to conclude a satisfactory arrangement with the University of Miami or its licensee. If, however, we are unable to reach a successful agreement, we may have no rights to the component of the delivery system presently configured in the LTK system. If we are forced to redesign the LTK system, such redesign efforts could be time consuming, expensive and prolong FDA review.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR STOCK

     Sales of substantial amounts of our common stock (including shares issued upon exercise of outstanding options and warrants and shares issued upon conversion of convertible notes) in the public market could depress the market price of our common stock. As of March 10, 2000, we had 46,414,401 shares outstanding and 9,667,499 shares reserved for issuance upon exercise of options and warrants or conversion of convertible notes.

LACK OF AVAILABILITY OF KEY SYSTEM COMPONENTS COULD RESULT IN DELAYS, INCREASED COSTS, OR COSTLY REDESIGN OF OUR PRODUCT

     Although some of the parts and components used to manufacture our products are available from multiple sources, we currently purchase most of our components from single sources in an effort to obtain volume discounts. Lack of availability of any of these parts and components could result in production delays, increased costs, or costly redesign of our products. We continually evaluate ways to minimize any impact to our business from any potential part or component shortage through inventory stockpiling and design changes to afford opportunities for multiple sources of supply for these essential components. Any loss of availability of an essential system component could result in a material adverse change to our business, financial condition and results of operations.

THE SUCCESS OF COMPETITIVE PRODUCTS COULD HAVE AN ADVERSE AFFECT ON OUR
BUSINESS

     The vision correction industry is intensely competitive. The significant competitive factors in the industry include

     .     price,

     .     convenience,

     .     success relative to vision correction,

     .     acceptance of new technologies,

     .     patient satisfaction, and

     .     government approval.

     Patients with hyperopia (farsightedness) can achieve vision correction with eyeglasses, contact lenses and possibly with other technologies and surgical techniques currently under development, such as

     .     corneal implants,

     .     human lens replacement,

     .     intra-ocular implantable contact lenses, and

     .     surgery using different types of lasers.

     The success of any competing alternative to the LTK system for treating hyperopia could have a material adverse effect on our business, financial condition and results of operations. Most of our competitors have substantially greater financial capabilities for product development and marketing than we currently do. These financial capabilities enable our competitors to market their products or procedures to the consumer and to the ophthalmic community in a more effective manner.

     The excimer laser is the dominant laser used for the treatment of refractive disorders. In the United States, VISX, Inc. and Summit Technologies, Inc. are the leading manufacturers of excimer refractive surgical systems. Both Summit and VISX excimer laser are currently approved for treating hyperopia in the United States. We believe the LTK system offers several distinct advantages over the use of excimer lasers for treating hyperopia, including ease of use, non-invasiveness and a better safety record. From an ophthalmologist's standpoint, the LTK system is also attractive because the procedure is quicker than the excimer, which allows him to perform more procedures per period of time than the excimer. Both VISX and Summit, however, have significantly greater financial resources than we do and have received FDA approval for their respective excimer laser products for treating myopia (nearsightedness), hyperopia (farsightedness) and astigmatism.

     Summit discontinued its clinical trials for treating hyperopia with its holmium laser system in 1996. Any alternative treatment offered by VISX or Summit, however, will have a competitive advantage because they already have established a base of customers that are currently using their products.

WE ARE DEPENDENT ON OUR MANAGEMENT AND KEY PERSONNEL TO SUCCEED

     Our principal executive officers and key personnel have extensive experience with our LTK system, the research and development efforts needed to bring it to market, the development of marketing and sales programs for its launch and the necessary services to be provided to our customers to support the system. The loss of the services of any of our executive officers or other key personnel, or our failure to attract and retain other skilled and experienced personnel, could have a material adverse effect on our ability to continue the FDA approval process for the LTK system and adversely affect our ability to manufacture, sell and market the product. Such events would probably have a negative impact on our business and financial condition.

OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER

     The provisions of

     .     our Certificate of Incorporation, as amended;

     .     our Bylaws, as amended; and

     .     the Delaware General Corporation law (the Delaware Law)

may have the effect of delaying, discouraging, inhibiting, preventing or rendering more difficult an attempt to obtain control of Sunrise by means of a tender offer, business combination, proxy contest or otherwise. These provisions include:

     .     charter authorization of "blank check" preferred stock,

     .     classification of the Board of Directors,

     .     restriction on the ability of the stockholders to take actions by written consent, and

     .     a Delaware Law provision imposing restrictions on business combinations with certain interested parties.

     In addition, we adopted a Stockholder Rights Plan. Under this Plan, each issued and outstanding share of our common stock has associated with it one right to purchase a share of our common stock from us at a price of $70, subject to adjustment. These rights will be exercisable if a person or group either:

     .     acquires beneficial ownership of 15% or more of the Company; or

     .     commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Common
Stock.

     We will be entitled to redeem the rights at $.001 per right at any time until ten days following a public announcement that a 15% position has been acquired.

THE MARKET PRICE OF OUR STOCK HAS HISTORICALLY BEEN VOLATILE

     The volatility of our common stock imposes a greater risk of capital losses on stockholders as compared to less volatile stocks. In addition, such volatility makes it difficult to ascribe a stable valuation to a stockholder's holdings of our common stock. Factors such as announcements of technological innovations, changes in marketing, product pricing and sales strategies or new products by our competitors, changes in domestic or foreign governmental regulations or regulatory approval processes, developments or disputes relating to patent or proprietary rights and public concern as to the safety and efficacy of the procedures for which the LTK system is used, have and may continue to have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market (and in particular the securities of technology companies such as ours) could experience extreme price and volume fluctuations unrelated to operating performance.


                      FORWARD-LOOKING STATEMENTS

     Sunrise Technologies International, Inc. makes statements in this Prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 contains the safe harbor provisions that cover these forward-looking statements. We are including this statement for purposes of complying with these safe harbor provisions. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including, among other things:

     .     continued losses and cash flow deficits;

     .     the continued availability of financing in the amounts, at the times and on the terms required to support our future business;

     .     inability to receive appropriate regulatory approval from the
Food and Drug Administration;

     .     uncertain market acceptance of our products;

     .     safety, efficacy and patent concerns regarding our products and technology;

     .     competition;

     .     reliance on key personnel; and

     .     unforeseen operational difficulties and financial losses due to year 2000 computer problems.


     Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this document may not occur.

                            USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of common stock by the selling securityholders.


                        SELLING SECURITYHOLDERS

     The shares of common stock offered herein represent shares that have been or may be acquired upon conversion of debentures or exercise of warrants issued by us in private placements in January 2000 and warrants issued as compensation in April 2000.

     Absent registration under the Securities Act, the shares of common stock offered herein are subject to certain limitations on resale. The Registration Statement of which this Prospectus forms a part has been filed in satisfaction of certain registration rights we granted to the individuals and entities listed below.

     The following table assumes that each of the individuals and entities listed below will sell all of the common stock offered herein set forth opposite such individual or entity's name. However, one or more of the individuals or entities listed below may sell only a portion or may sell none of the shares set forth opposite such individual or entity's name.

                      Common Shares                    Common Shares
                    Beneficially Owned              Beneficially Owned
                      Prior to the      Number of   After the Offering
                      Offering (1)      Shares to          (1)
                   -------------------  be Sold   --------------------
                   Number of  Percent   in the     Number of  Percent
                   Shares     of Class  Offering   Shares     of Class
                   ---------  --------  ---------  ---------  --------

The Tailwind Fund,
 Ltd. (2)            424,773       *      424,773        0         *
LBI Group, Inc. (3)1,415,907       3.0  1,415,907        0         *
Jeddy Development
 Inc. (4)            566,363       1.2    566,363        0         *
Donald R. Sanders,
 M.D., Ph.D.(5)(14)1,007,259       2.2    526,545    480,714
1.0
Donald R. Sanders
 IRA, CIBC
 Oppenheimer,
 Custodian (6)       212,228       *      198,228     14,000       *
Monica Sanders (7)    28,318       *       28,318        0         *
Kendra Sanders (8)    28,318       *       28,318        0         *
Wanda Sanders IRA,
 CIBC Oppenheimer,
 Custodian (9)        84,954       *       84,954        0         *
Meyer Tempkin (10)    56,636       *       56,636        0         *
Charles D.
  Kelman, M.D. (11)  313,182       *      283,182     30,000       *
Andrew V.
 Riccioni (12)         5,100       *        5,100        0         *
Carlton M Johnson,
 Jr.  (12)             7,000       *        7,000        0         *
Charles M. Whiteman
 (12)                  5,000       *        5,000        0         *
Dwight B. Bronnum
 (12)                  2,500       *        2,500        0         *
Eric S. Swartz (12)   30,100       *       29,100      1,000       *
David H. Sitton (12)   7,500       *        7,500        0         *
Dana M. Dupree (12)    2,500       *        2,500        0         *
Glenn R. Archer (12)   2,000       *        2,000        0         *
H. Nelson Logan (12)   1,000       *        1,000        0         *
James D. Mills (12)    1,000       *        1,000        0         *

                      Common Shares                    Common Shares
                    Beneficially Owned              Beneficially Owned
                      Prior to the      Number of   After the Offering
                      Offering (1)      Shares to          (1)
                   -------------------  be Sold   --------------------
                   Number of  Percent   in the     Number of  Percent
                   Shares     of Class  Offering   Shares     of Class
                   ---------  --------  ---------  ---------  --------
Kendrick Family
 Partnership, L.P.
 (12)                 29,100       *       29,100        0         *
Michael E. Stough
 (12)                  1,700       *        1,700        0         *
P. Bradford Hathorn
 (12)                  4,000       *        4,000        0         *
Robert L. Hopkins
 (12)                  2,500       *        2,500        0         *
Alan H. Magazine (13) 57,190       *       40,000     17,190       *
_________________

*    Less than one percent.

(1)  Determined as of March 10, 2000.

(2) Shares shown as beneficially owned and as to be sold in the offering include 253,566 shares issuable upon conversion of a 7% convertible debenture at a conversion price of $5.9156 per share, 44,423 shares issuable in respect of interest on the debenture, assuming the debenture is held to maturity on June 30, 2002, 63,392 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2005, and 63,392 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2002.

(3) Shares shown as beneficially owned and as to be sold in the offering include 845,219 shares issuable upon conversion of a 7% convertible debenture at a conversion price of $5.9156 per share, 148,078 shares issuable in respect of interest on the debenture, assuming the debenture is held to maturity on June 30, 2002, 211,305 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2005, and 211,305 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2002.

(4) Shares shown as beneficially owned and as to be sold in the offering include 338,088 shares issuable upon conversion of a 7% convertible debenture at a conversion price of $5.9156 per share, 59,231 shares issuable in respect of interest on the debenture, assuming the debenture is held to maturity on June 30, 2002, 84,522 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2005, and 84,522 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2002.

(5) Shares shown as beneficially owned and as to be sold in the offering include 135,235 shares issuable upon conversion of a 7% convertible debenture at a conversion price of $5.9156 per share, 23,692 shares issuable in respect of interest on the debenture, assuming the debenture is held to maturity on June 30, 2002, 33,809 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2005, 33,809 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2002 and 300,000 shares issuable upon exercise of a warrant at an exercise price of $4.66 per share, which expires April 4, 2005.

(6) Shares shown as beneficially owned and as to be sold in the offering include 118,331 shares issuable upon conversion of a 7% convertible debenture at a conversion price of $5.9156 per share, 20,731 shares issuable in respect of interest on the debenture, assuming the debenture is held to maturity on June 30, 2002, 29,583 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2005, and 29,583 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2002.

(7) Shares shown as beneficially owned and as to be sold in the offering include 16,904 shares issuable upon conversion of a 7% convertible debenture at a conversion price of $5.9156 per share, 2,962 shares issuable in respect of interest on the debenture, assuming the debenture is held to maturity on June 30, 2002, 4,226 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2005, and 4,226 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2002.

(8) Shares shown as beneficially owned and as to be sold in the offering include 16,904 shares issuable upon conversion of a 7% convertible debenture at a conversion price of $5.9156 per share, 2,962 shares issuable in respect of interest on the debenture, assuming the debenture is held to maturity on June 30, 2002, 4,226 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2005, and 4,226 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2002.

(9) Shares shown as beneficially owned and as to be sold in the offering include 50,713 shares issuable upon conversion of a 7% convertible debenture at a conversion price of $5.9156 per share, 8,885 shares issuable in respect of interest on the debenture, assuming the debenture is held to maturity on June 30, 2002, 12,678 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2005, and 12,678 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2002.

(10) Shares shown as beneficially owned and as to be sold in the offering include 33,809 shares issuable upon conversion of a 7% convertible debenture at a conversion price of $5.9156 per share, 5,923 shares issuable in respect of interest on the debenture, assuming the debenture is held to maturity on June 30, 2002, 8,452 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2005, and 8,452 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2002.

(11) Shares shown as beneficially owned and as to be sold in the offering include 169,044 shares issuable upon conversion of a 7% convertible debenture at a conversion price of $5.9156 per share, 29,616 shares issuable in respect of interest on the debenture, assuming the debenture is held to maturity on June 30, 2002, 42,261 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2005, and 42,261 shares issuable upon exercise of a warrant at an exercise price of $6.803 per share, which expires January 10, 2002. Shares beneficially owned also include options to purchase 30,000 shares of common stock at a price of $3.80 per share.

(12) Consists of shares issuable upon exercise of a warrant at an exercise price of $10.68 per share, which expires January 10, 2005.

(13) Includes 40,000 shares issuable upon exercise of a warrant at an exercise price of $3.80 per share, which expires August 9, 2004.

                         PLAN OF DISTRIBUTION

     Some or all of the common stock offered herein may be offered for sale and sold from time to time by the individuals and entities listed above in the over-the-counter market (or any national securities exchange or interdealer quotation system on which the common stock may then be listed), or in privately negotiated transactions (which may include block transactions) or otherwise. In addition, the individuals and entities listed above may engage in short sales and other transactions in the common stock or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the common stock offered herein in connection therewith. This Prospectus may be used by the individuals and entities listed above or by any broker-dealer who may participate in sales of the common stock offered herein. Participating broker-dealers may act as agents or principals or both and may receive commissions, discounts or concessions in connection with sales or other transfers of the common stock offered herein. We have not entered into any agreements or arrangements relating to the sale of the common stock offered herein.

     We have agreed to pay the expenses of registering the common stock offered herein on behalf of the individuals and entities listed above, other than broker-dealer commissions, discounts or concessions and any legal fees incurred by the individuals and entities listed above in connection with sales of the common stock offered herein. Sunrise and the individuals and entities listed above have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                EXPERTS

     The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended
December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock will be passed upon for Sunrise by Duane Morris & Heckscher LLP, Chicago, Illinois. Eric M. Fogel, a partner with the law firm of Duane Morris & Heckscher LLP, is presently the Secretary of Sunrise and certain of such firm's partners own an aggregate of 20,000 shares of common stock.

                            INDEMNIFICATION

     Section 102(b)(7) of the General Corporation Law of the State of Delaware grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Our Certificate of Incorporation contains a provision eliminating director liability to Sunrise and its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director:

     .     for any breach of such director's duty of loyalty to Sunrise or its stockholders;

     .     for acts or omissions not in good faith or which involve
intentional misconduct or a knowing violation of law;

     .     under the Delaware statutory provision making directors
personally liable, for improper payment of dividends or improper stock purchases or redemptions; or

     .     for any transaction from which the director derived an improper personal benefit.

     This provision offers persons who serve on our board of directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, our ability or our stockholder's ability to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

     Section 145 of the Delaware law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Our By-laws provide that we shall, subject to limited exceptions, indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware Law. Our By-laws provide further that we shall have the power to indemnify our other officers, employees and other agents as set forth in the Delaware law. Such indemnification rights include reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware law.

     We have entered into agreements with certain of our directors and officers pursuant to which we have agreed to indemnify such directors and officers to the fullest extent permitted under applicable law. In addition, our has purchased insurance containing customary terms and conditions as permitted by law on behalf of its directors and officers, which may cover liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, Sunrise has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                  WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

           INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     .     incorporated documents are considered part of the Prospectus;

     .     we can disclose important information to you by referring you to those documents; and

     .     information that we file with the SEC will automatically update and supersede the Prospectus.

     We are incorporating by reference the documents listed below which were filed with the SEC under the Exchange Act:

     .     Annual Report on Form 10-K for the year ended December 31,
1999, incorporated by reference in such report;

     .     Current Report on Form 8-K, filed January 14, 2000;

     .     Current Report on Form 8-K, filed March 6, 2000;

     .     Definitive proxy statement filed under Section 14 of the
Exchange Act in connection with the stockholders' meeting to be held on June 8, 2000.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of the Prospectus but before the end of the offering:

     .     Reports filed under Sections 13(a) and (c) of the Exchange Act;

     .     Definitive proxy or information statements filed under
Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     .     Any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy of these filings, at no cost, by contacting us at the following address or phone number:

           Sunrise Technologies International, Inc.
           Attn:  Ms. Sylvia Ward
           Assistant Controller
           3400 West Warren Avenue
           Fremont, California 94538
           Tel:  (510) 623-9001
           http://www.sunrise-tech.com

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

     This Prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-_______).

======================================================================





We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of the date shown on the cover page.






                           3,753,224 Shares





               SUNRISE TECHNOLOGIES INTERNATIONAL, INC.




                             Common Stock





                         --------------------

                              Prospectus

                         --------------------













                            April __, 2000





======================================================================

                                PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Sunrise in connection with the sale of the common stock being registered. All amounts are estimates except the registration fee.

                                                        Amount to be
                                                            Paid
                                                        ------------

SEC Registration Fee. . . . . . . . . . . . . . .         $ 7,245.60
Printing. . . . . . . . . . . . . . . . . . . . .           5,000.00
Legal Fees and Expenses . . . . . . . . . . . . .          25,000.00
Accounting Fees and Expenses. . . . . . . . . . .          15,000.00
Blue Sky Fees and Expenses. . . . . . . . . . . .          15,000.00
Transfer Agent and Registrar Fees.. . . . . . . .           5,000.00
Miscellaneous . . . . . . . . . . . . . . . . . .           1,089.73
                                                          ----------
        Total . . . . . . . . . . . . . . . . . .         $73,335.33
                                                          ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Our Certificate of Incorporation contains a provision eliminating director liability to Sunrise and its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director: (i) for any breach of such director's duty of loyalty to Sunrise or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the Delaware statutory provision making directors personally liable, for improper payment of dividends or improper stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on our Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, our ability or a stockholder's ability to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

     Section 145 of the Delaware Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Sunrise's By-laws provide that the corporation shall, subject to limited exceptions, indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware Law. Sunrise's By-laws provide further that Sunrise shall have the power to indemnify its other officers, employees and other agents as set forth in the Delaware Law. Such indemnification rights include reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware Law.

     Sunrise has entered into agreements with certain of its directors and officers pursuant to which Sunrise has agreed to indemnify such directors and officers to the fullest extent permitted under applicable law. In addition, Sunrise has purchased insurance containing customary terms and conditions as permitted by law on behalf of its directors and officers, which may cover liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Sunrise pursuant to these provisions, or otherwise, Sunrise has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

Exhibit          Description
-------          -----------

 3.1             Certificate of Incorporation, as amended (1)

 3.2             Bylaws (1)

 4.1 Form of Rights Agreement, dated as of October 24, 1997, between Sunrise and ChaseMellon Shareholder Services, LLC, as rights agent
(2)

 4.2 Form of Amendment to Rights Agreement, dated as of May 13, 1999, between Sunrise and ChaseMellon Shareholder Services, LLC (3)

 4.3             Form of 7% Convertible Debenture dated January 11, 2000
(4)

 4.4             Form of  A Warrant dated January 11, 2000 (4)

 4.5             Form of B Warrant dated January 11, 2000 (4)

 4.6 Warrant dated January 11, 2000 issued to Dunwoody Brokerage Services, Inc. (5)

 5.1 Opinion of Duane Morris & Heckscher LLP as to the legality of the Offered Shares being registered

10.1 Purchase Agreement dated January 11, 2000 between the Company and The Tail Wind Fund, Ltd., LBI Group Inc., Jeddy Development Inc., Donald Sanders MD, Ph.D., Donald Sanders, IRA, CIBC Oppenheimer Corp as Custodian, Monica Sanders, Kendra Sanders, Wanda Sanders, IRA, CIBC Oppenheimer Corp as Custodian, Meyer Temkin, and Charles D. Kelman, MD (collectively, the "Investors") (4)

10.2 Registration Rights Agreement dated January 11, 2000 between the Company and the Investors (4)

23.1             Consent of PricewaterhouseCoopers LLP, Independent
Accountants

23.3             Consent of Duane, Morris & Heckscher LLP (Included in
Exhibit 5.1)

24.1             Power of Attorney (Included on the Signature Page)

---------------

(1) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 0-17816)

(2) Incorporated by reference from the Registrant's Current Report on Form 8-K dated October 24, 1997 (File No. 0-17816)

(3) Incorporated by reference from the Registrant's Current Report on Form 8-K dated September 30, 1999 (File No. 0-17816)

(4) Incorporated by reference from the Registrant's Current Report on Form 8-K dated January 11, 2000 (File No.0-17816)

(5) Incorporated by reference from the Registrant's Annual Report on Form 8-K for the year ended December 31, 1999 (File N0. 0-17816).


ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           Provided, however, that paragraphs (a) (i) and A (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933; each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, state of California, on April 11, 2000.


                      Sunrise Technologies International, Inc.

                      By:   /s/ C. Russell Trenary, III
                            ----------------------------------------
                            C. Russell Trenary, III
                            President and Chief Executive Officer


                          POWERS OF ATTORNEY

     Each person whose signature appears below hereby appoints C. Russell Trenary, III and Eric M. Fogel, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the SEC, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such changes in this Registration Statement as the aforesaid attorney-in-fact deems appropriate.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date:April 11, 2000               /s/ C. Russell Trenary, III
                                  --------------------------------------
                                  C. Russell Trenary, III
                                  President, Chief Executive Officer
                                  and Director
                                  (Principal Executive Officer)


Date:April 11, 2000               /s/ Peter E. Jansen
                                  --------------------------------------
                                  Peter E. Jansen
                                  Chief Financial Officer
                                  (Principal Financial Officer and
                                  Principal Accounting Officer)


Date:April 11, 2000               /s/ Joseph D. Koenig
                                  --------------------------------------
                                  Joseph D. Koenig
                                  Chairman of the Board and Director


Date:April 11, 2000               /s/ R. Dale Bowerman
                                  --------------------------------------
                                  R. Dale Bowerman
                                  Director

Date:April 11, 2000               /s/ Michael S. McFarland, M.D.
                                  --------------------------------------
                                  Michael S. McFarland, M.D.
                                  Director


Date:April 11, 2000               /s/ Alan H. Magazine
                                  --------------------------------------
                                  Alan H. Magazine
                                  Director

EXHIBIT INDEX

Exhibit          Description
-------          -----------

 3.2             Certificate of Incorporation, as amended (1)

 3.2             Bylaws (1)

 4.3 Form of Rights Agreement, dated as of October 24, 1997, between Sunrise and ChaseMellon Shareholder Services, LLC, as rights agent
(2)

 4.2 Form of Amendment to Rights Agreement, dated as of May 13, 1999, between Sunrise and ChaseMellon Shareholder Services, LLC (3)

 4.3             Form of 7% Convertible Debenture dated January 11, 2000
(4)

 4.4             Form of  A Warrant dated January 11, 2000 (4)

 4.5             Form of B Warrant dated January 11, 2000 (4)

 4.6 Warrant dated January 11, 2000 issued to Dunwoody Brokerage Services, Inc. (5)

 5.1 Opinion of Duane Morris & Heckscher LLP as to the legality of the Offered Shares being registered

10.1 Purchase Agreement dated January 11, 2000 between the Company and The Tail Wind Fund, Ltd., LBI Group Inc., Jeddy Development Inc., Donald Sanders MD, Ph.D., Donald Sanders, IRA, CIBC Oppenheimer Corp as Custodian, Monica Sanders, Kendra Sanders, Wanda Sanders, IRA, CIBC Oppenheimer Corp as Custodian, Meyer Temkin, and Charles D. Kelman, MD (collectively, the "Investors") (4)

10.2 Registration Rights Agreement dated January 11, 2000 between the Company and the Investors (4)

23.1             Consent of PricewaterhouseCoopers LLP, Independent
Accountants

23.3             Consent of Duane, Morris & Heckscher (Included in
Exhibit 5.1)

24.1             Power of Attorney (Included on the Signature Page)

_____________________


(1) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 0-17816)

(2) Incorporated by reference from the Registrant's Current Report on Form 8-K dated October 24, 1997 (File No. 0-17816)

(3) Incorporated by reference from the Registrant's Current Report on Form 8-K dated September 30, 1999 (File No. 0-17816)

(4) Incorporated by reference from the Registrant's Current Report on Form 8-K dated January 11, 2000 (File No. 0-17816)

(5) Incorporated by reference from the Registrant's Annual Report on Form 8-K for the year ended December 31, 1999 (File No. 0-17186)